EXHIBIT 16.1

                                ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation


Armando C. Ibarra, C.P.A.                   Members of the California Society of
                                            Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD             Members of the of American Institute
                                            of Certified Public Accountants


October 4, 2006

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of DoMar Exotic Furnishings Inc., a Nevada corporation (the "Company") and we reported on the balance sheets of the Company for the year ending May 31, 2006 and the related statements of operations, stockholders' equity and cash flows for the year then ended.

On October 4, 2006, we resigned as the independent registered public accounting firm of the Company We have read the Company's statements included under Item
4.01 of its Form 8-K, dated October 4, 2006 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements related to the engagement of Change G. Park, CPA, Ph.D. as their independent registered public accounting firm.

Sincerely,


/s/ Armando Ibarra
----------------------------
Armando Ibarra, CPA